SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BUCA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

(612) 225-3400

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007

VOTING METHOD

The accompanying proxy statement describes important issues affecting BUCA, Inc. If you are a shareholder of record, you have the right to vote your shares by telephone, Internet or by mail. You may also revoke your proxy at any time before the annual meeting. Please help us save time and postage costs by voting by telephone or Internet. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965; 24 hours a day, seven days a week, until noon, Minneapolis time, on May 1, 2007.

b.	Enter the three-digit company number, which is located in the upper right hand corner of the proxy card and the last four-digits of your U.S. Social Security Number or Tax Identification Number for this company account. If you do not have a U.S. Social Security Number or Tax Identification Number, please enter four zeros.

c.	Follow the simple recorded instructions.

2.	BY INTERNET

a.	Go to the web site at http://www.eproxy.com/buca/; 24 hours a day, seven days a week, until noon, Minneapolis time, on May 1, 2007.

b.	Please have your proxy card and the last four digits of your U.S. Social Security Number or Tax Identification Number in hand to obtain your records and create an electronic ballot. If you do not have a U.S. Social Security Number or Tax Identification Number, please enter four zeros.

c.	Follow the simple instructions provided.

2.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone)

a.	Mark your selections on the proxy card.

b.	Date and sign your name exactly as it appears on your proxy card.

c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m., Minneapolis time, on Wednesday, May 2, 2007.

PLACE	Hyatt Hotel
1300 Nicollet Mall
Minneapolis, Minnesota 55403

ITEMS OF BUSINESS	(1) To elect two directors for three-year terms.

(2)    To approve amendments to the BUCA, Inc. Employee Stock Purchase Plan to modify the definition of employees eligible to participate, to increase the number of shares available under the Plan and to modify the amendment requirements of the Plan.

(3) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2007 fiscal year.

(4) To act upon any other business that may properly come before the meeting.

RECORD DATE	You may vote if you are a shareholder of record at the close of business on March 23, 2007.

ANNUAL REPORT	Our 2006 Annual Report has been included in this package.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please vote in one of these three ways:

(1) Use the toll-free telephone number shown on the proxy card,

OR

(2) Use the Internet address shown on the proxy card,

OR

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

You may revoke any proxy at any time prior to its exercise at the annual meeting.

Richard G. Erstad
SECRETARY

Approximate Date of Mailing of

Proxy Material: April 2, 2007

BUCA, INC.

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007

The board of directors of BUCA, Inc. (the “company,” “we” or “us”) is soliciting the enclosed proxy for the 2007 Annual Meeting of Shareholders to be held at the Hyatt Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, May 2, 2007, at 10:00 a.m., Minneapolis time, and for any adjournment of the meeting. This proxy statement, a proxy card and our Annual Report to Shareholders for the fiscal year ended December 31, 2006 are being mailed on or about April 2, 2007 to shareholders of record on March 23, 2007.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting, including the election of two directors for three-year terms. In addition, our management will report on the performance of the company during fiscal 2006 and respond to questions from shareholders.

Who may vote?

Only shareholders of record of our common stock at the close of business on the record date, March 23, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each share of common stock has one vote on each matter to be voted upon.

Who may attend the annual meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting is on a first-come, first-served basis and seating begins at approximately 9:30 a.m. Cameras and recording devices are not permitted at the meeting.

Please note that if you hold shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring personal identification and a copy of a statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 20,910,433 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How may I vote?

You may vote by completing and properly signing the enclosed proxy card and returning it to the company in the envelope provided. If you are a registered shareholder (whose shares are owned in your name and not in “street name”) and attend the meeting, you may deliver your completed proxy card in person. In addition, registered shareholders may vote by telephone or Internet by following the instructions on the inside of the front cover of these materials. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

May I vote confidentially?

Yes. Our policy is to treat all proxies, ballots and voting tabulations of a shareholder confidentially if the shareholder has requested confidentiality on the proxy card or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the annual meeting except (1) to meet applicable legal requirements, (2) to allow the election inspectors to count and certify the results of the vote or (3) where there is a proxy solicitation in opposition to the board of directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission. The election inspectors may at any time inform us whether or not a shareholder has voted.

May I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or by delivering a later dated proxy by telephone, Internet or mail (using the same means to revoke as you used for your original vote). The powers of the proxy holders will be suspended if you attend the meeting in person and so request in writing, although attendance at the meeting will not by itself revoke a previously granted proxy.

How does the board recommend I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

FOR election of the director nominees (see page 3).

FOR approval of the amendments to the BUCA, Inc. Employee Stock Purchase Plan (see page 26).

FOR ratification of appointment of our independent registered public accounting firm (see page 31),

For any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each item?

The affirmative vote of a plurality of the outstanding shares of common stock entitled to vote and present in person or by proxy at the annual meeting will be required to elect each director nominee. For this purpose, a properly executed proxy marked “WITHHELD” with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors. Shareholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock entitled to vote and present in person or by proxy at the annual meeting or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for the adoption of the amendments to the BUCA, Inc. Employee Stock Purchase Plan, the ratification of our independent registered public accounting firm and for approval of all other items that properly come before the meeting. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether that proposal has been approved.

What if other matters are presented for determination at the annual meeting?

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay expenses in connection with the solicitation of proxies. Proxies are being solicited principally by mail and by telephone. In addition, our directors, officers and employees may solicit proxies personally, by telephone, fax or special letter.

How do I get additional copies of the Annual Report?

Our Annual Report for the fiscal year ended December 31, 2006, including financial statements, has been included in this package. For additional copies, please contact our Secretary at (612) 225-3400, mail your request to our Secretary at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403, or visit our website at www.bucainc.com and complete an information request form.

ITEM ONE—ELECTION OF DIRECTORS

Director Nominees

Proxies solicited by the board of directors will, unless otherwise directed, be voted for the election of two nominees, Paul J. Zepf and Wallace B. Doolin, each to serve as Class II directors for three-year terms expiring at the annual shareholder’s meeting in 2010 or until their successors are elected and qualified. Messrs. Zepf and Doolin are currently serving as directors of the company.

The nominees have consented to serve again. If for any reason any of the nominees becomes unavailable for election, the board of directors may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for the substitute nominee, unless an instruction to the contrary is indicated on the proxy.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR ELECTING THE NOMINEES.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that the board of directors be divided into three classes of as nearly equal size as possible. Our board is divided into three classes with staggered three-year terms. Messrs. Doolin and Zepf are Class II directors whose terms expire at the annual shareholders’ meeting in

2007. Messrs. Whaley and Feltenstein are Class III directors whose terms expire at the annual shareholders’ meeting in 2008. Ms. Woods and Mr. Stamas are Class I directors whose terms expire at the annual shareholders’ meeting in 2009.

At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve for a full term of three years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A nominee elected to fill a vacancy in a class will hold office for a term that will coincide with the remaining term of that class. This classification of the board may delay or prevent changes in our control or in our management.

Pursuant to the terms of Mr. Doolin’s employment agreement, we are required to use reasonable efforts within our control to cause Mr. Doolin to continue to be elected as Chairman of the Board as long as he is our Chief Executive Officer.

All of the present directors were elected to the board of directors by our shareholders.

Following is information regarding the nominees and directors, including information furnished by them as to their principal occupations. See page 11 for a table showing the number of shares of our common stock beneficially owned by each director as of March 23, 2007.

Wallace B. Doolin, age 60, joined BUCA in November 2004 as our Chairman of the Board, President and Chief Executive Officer. Mr. Doolin has more than 35 years of restaurant industry experience. From 2002 to 2004, Mr. Doolin served as Chief Executive Officer of La Madeleine Bakery Café and Bistro, a 64-restaurant chain which he helped reengineer and reposition the brand and prepare for its next stage of growth. Prior to joining La Madeleine, Mr. Doolin served as Chief Executive Officer and President of Carlson Restaurants Worldwide (“CRW”) and TGI Friday’s (“Friday’s”), a casual dining restaurant company, from 1994 to 2002 and as Senior Vice President and Executive Vice President of CRW and Friday’s from 1989 to 1993. During his more than 13 years with CRW and Friday’s, he oversaw Friday’s growth from 135 U.S. restaurants to more than 700 units in 57 countries. He also was responsible for the acquisition of Pick Up Stix, which brought CRW’s restaurant total to 770. From 1984 to 1986, Mr. Doolin served as President of Applebee’s. From 1972 to 1989, he held senior leadership positions at W.R. Grace’s Restaurant Division, Flakey Jake’s, Inc., and Steak and Ale Restaurants. Mr. Doolin has received the IFMA Silver Plate and NRN Golden Chain awards. He is a board member emeritus of the National Restaurant Association and past chairman of its Education Foundation and a member of the board of directors of Caribou Coffee Company. He also is chairman of the ALIMA Fund, a fund for international children through Share Our Strength, a leading children’s anti-hunger organization.

Sidney J. Feltenstein, age 66, joined BUCA in September 2003 as a director. Mr. Feltenstein served as Chairman, President and Chief Executive Officer of Yorkshire Global Restaurants, the company that operated the restaurant brands A&W Restaurants and Long John Silver’s, from 1995 to 2002. Mr. Feltenstein has served in a variety of operations and marketing management positions including Chief Marketing Officer for Dunkin Donuts and Executive President of Worldwide Marketing for the Burger King Corporation. He is currently Chairman of Sagittarius Brands, Inc., a restaurant holding company. Mr. Feltenstein is active on various boards, and has served as chairman of the International Franchise Association.

James T. Stamas, age 74, joined BUCA in October 2005 as a director. Mr. Stamas has served as Dean of the School of Hospitality at Boston University since 1995. From 1973 to 1988, he was with Omni Hotels where he retired as Senior Vice President and Chief Administrative Officer. Prior to that, he held positions with Sonesta Hotels and Raytheon Company. In 1988, he founded Stamas Partners, a management consulting company providing human resources and organizational development services to the hospitality industry. He has served as Chairman of the Executive Board for the Whittemore School of Business and Economics at the University of New Hampshire. He is a former director of Yorkshire Restaurants and Panatech Research & Development Corp.

John P. Whaley, age 54, has served as a director of BUCA since 1996 and as Lead Director since March 2005. He is a partner of Norwest Equity Partners and Norwest Venture Partners and has been a partner or officer of these and affiliated private equity investment funds since 1977. Mr. Whaley is also a director of several privately held companies.

Fritzi G. Woods, age 47, joined BUCA in September 2005 as a director. Since 2003, Ms. Woods has served as President and Chief Executive Officer of PrimeSource FoodService Equipment, Inc., the nation’s eleventh largest food service equipment distribution company. From 1998 to 2002, Ms. Woods was with The Dallas Morning News, a newspaper company and a subsidiary of Belo Corporation, a diversified media company, where she served as Executive Vice President Sales and Marketing and Chief Financial Officer. Previously, Ms. Woods was Manufacturing Controller and Finance Manager for Motorola in Austin, Texas and worked as an auditor for Arthur Andersen & Co. Ms. Woods is active on various boards and is a Certified Public Accountant.

Paul J. Zepf, age 42, has served as a director of BUCA since 1998 and served as Lead Director from July 2003 to March 2005. He is currently a Managing Director of Lazard Alternative Investments LLC, a merchant banking business, and a Managing Principal of its subsidiary, Corporate Partners LLC. He was previously a Managing Director of each of Lazard Frères & Co. LLC, a financial advisory and asset management firm, Centre Partners Management L.L.C., and Corporate Advisors, L.P., where he had been employed since 1989.

CORPORATE GOVERNANCE

Director Independence

Our board has determined that each of Messrs. Stamas, Zepf, Whaley and Feltenstein and Ms. Woods is independent as that term is defined under the applicable independence listing standards of the Nasdaq Stock Market. Accordingly, a majority of our board is independent. In determining that Ms. Woods is independent, our board considered restaurant equipment purchases we have made from her employer in the ordinary course of business.

Lead Director

In fiscal 2003, our board created the position of Lead Director of the board. Our current Lead Director, Mr. Whaley, has served in that capacity since March 2005. The principal responsibilities of the Lead Director include:

•	chairing the board in the absence of the Chairman and Chief Executive Officer;

•	meeting with directors annually on a one-on-one basis to assess areas where the board and/or committees can operate more effectively;

•	organizing and presiding over executive sessions to review the company’s performance and management effectiveness;

•	communicating to management as appropriate the results of private discussions among independent directors; and

•	developing plans for management succession.

Director Nominations; Director Selection Criteria and Board Policies

In fiscal 2004, our board formed a governance and nominating committee consisting of only independent directors. Our board, acting upon the recommendation of the governance and nominating committee, also adopted a director nominee selection policy, which covers the director nominee selection process and director selection criteria.

Under the policy, the governance and nominating committee will select nominees for directors pursuant to the following process:

•

the identification of director candidates by the governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and possibly a director search firm;

•	a review of the candidates’ qualifications by the governance and nominating committee to determine which candidates best meet the board’s required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the Chair of the governance and nominating committee or the entire committee;

•	a report to the board by the governance and nominating committee on the selection process; and

•

formal nomination by the governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by the board to fill a vacancy during the intervals between shareholder meetings.

The governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to the board and the director’s attendance and contributions at board and committee meetings, prior to recommending a director for reelection to another term.

The governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to our Secretary at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403. Submissions must include a written recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the governance and nominating committee and to serve if elected by the board or the shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of our shareholders.

The governance and nominating committee will consider, at a minimum, the following factors in recommending to our board potential new board members, or the continued service of existing members in addition to other factors it deems appropriate based on the current needs and desires of the board:

•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to the affairs of the company; and high-level managerial experience;

•

whether the member or potential member is subject to a disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with the company;

•	the member’s or potential member’s independence;

•	whether an existing member has reached any applicable retirement age or a term limit;

•

whether the member or potential member assists in achieving a mix of board members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member or potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a board member; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service.

In addition to the above factors, our board has also adopted certain board policies which provide that no board member may simultaneously serve on the boards of directors of more than three other public companies without receiving the prior approval of the governance and nominating committee. In addition, no employee director may simultaneously serve on more than one other public company board. Our audit committee charter also provides that no audit committee member may simultaneously serve on the audit committees of more than two other public companies.

Executive Sessions of Outside Directors

Our board has regularly scheduled, and used, time near the end of board sessions to meet without any company officers present. Our Lead Director is charged with the responsibility to preside over executive sessions.

Communications with Directors

You can contact our full board, our Lead Director, our independent directors as a group or any of the directors individually by writing to our Secretary at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota 55403. All communications will be compiled by the Secretary and all will be submitted to the addressees on a periodic basis.

Other Information

Three directors attended our annual shareholders’ meeting in 2006. Additional information concerning the board, including committee charters and our Code of Business Conduct and Ethics applicable to our directors, employees and representatives, is available at www.bucainc.com.

BOARD MEETINGS AND COMMITTEES

Our board has three standing committees, the principal functions and composition of which are described below. Each committee operates under a charter, a copy of each is available on our website at www.bucainc.com.

Governance and Nominating Committee

The governance and nominating committee of the board, comprised of Messrs. Stamas (Chair), Feltenstein, Whaley and Zepf and Ms. Woods, is responsible for (1) overseeing corporate governance matters; (2) approving director nominees to be considered for election by shareholders and for election by the board to fill any vacancy or newly created directorship; (3) making recommendations to the board concerning the appropriate size and composition of the board and each board committee, and the establishment of new board committees; (4) developing and administering a board and committee evaluation process; and (5) developing and implementing director orientation and continuing education policies. The governance and nominating committee met three times during fiscal 2006.

All members of the governance and nominating committee satisfy the applicable independence listing standards of the Nasdaq Stock Market and have no relationship with the company that, in the opinion of the board, would interfere with the exercise of independent judgment.

Compensation Committee

The compensation committee of the board, currently comprised of Messrs. Feltenstein (Chair), Stamas, Whaley and Zepf and Ms. Woods, is responsible for (1) discharging the responsibilities of the board with respect to all forms of compensation of our executive officers and oversight of our employee stock purchase plan and stock incentive plans; and (2) reporting to the shareholders regarding the company’s executive compensation practices and policies. The compensation committee met four times during fiscal 2006.

A director may serve on the compensation committee only if the board determines that he or she:

•	is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended;

•	satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code; and

•

is “independent” as that term is defined in the applicable listing standards of the Nasdaq Stock Market and has no relationship with the company that, in the opinion of the board, would interfere with the exercise of independent judgment.

Audit Committee

The audit committee of the board, currently comprised of Ms. Woods (Chair) and Messrs. Feltenstein, Stamas, Whaley and Zepf, is responsible for overseeing our accounting and financial reporting process and the audits of our financial statements. The audit committee met nine times during fiscal 2006.

All members of the audit committee are “independent” as that term is defined in the applicable listing standards of the Nasdaq Stock Market, Section 301 of the Sarbanes-Oxley Act of 2002 and the SEC rules adopted pursuant to the Sarbanes-Oxley Act. Our board has determined that at least one member of our audit committee, Ms. Woods, is an “audit committee financial expert,” as that term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC in furtherance of Section 407. Ms. Woods is independent, as that term is defined under the National Association of Securities Dealers’ listing standards.

The responsibilities of the audit committee are set forth in the audit committee charter, adopted by our audit committee on April 25, 2000, as amended and restated on March 5, 2004 and as amended on February 15, 2007.

Board Meetings During Fiscal 2006

The board of directors met seven times during fiscal 2006. The SEC rules require disclosure of those directors who attended fewer than 75% of the aggregate total of meetings of the board and board committees on which the director served during the last fiscal year. No director attended fewer than 75% of the aggregate total of these meetings.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified directors to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company, their legal exposure as directors, as well as the level of skill we require of members of the board. Directors who are our employees do not receive additional compensation for serving on our board or board committees. Directors who are not our employees receive compensation for board service as follows:

Quarterly Retainer:	A quarterly retainer of $6,000 ($7,500 in case of Lead Director).

Attendance Fees:	A fee of $2,000 for each board or committee meeting attended if (1) such board committee meeting is not held on the same day as a board meeting and (2) the duration of the committee meeting is two hours or longer. Each non-employee director will receive a fee of $500 ($1,000 for the chair of a committee who presides over a committee meeting) for attending each committee meeting with a duration of less than two hours.

Stock Options:	An annual grant of stock options to purchase shares of our common stock, the amount of which are determined annually by the board. Each new non-employee director first elected to the board receives a one-time grant of stock options to purchase 20,000 shares of our common stock.

The table below summarizes the compensation paid by the company to non-employee directors for fiscal 2006. Compensation information for Wallace B. Doolin, our Chief Executive Officer, is set forth in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Sidney J. Feltenstein	$26,500	$17,661	(2)	$44,161
Peter J. Mihajlov(3)	9,000	17,661	(4)	26,661
James T. Stamas	46,000	23,548	(5)	69,548
John P. Whaley	64,000	17,661	(6)	81,661
Fritzi G. Woods	50,500	23,548	(7)	74,048
Paul J. Zepf	26,500	17,661	(8)	44,161

(1)

Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and the grant date fair market value of the award computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

(2)	The aggregate number of outstanding option awards held as of the end of fiscal 2006 by Mr. Feltenstein was 30,250.

(3)	Mr. Mihajlov resigned from the board on July 12, 2006.

(4)	The aggregate number of outstanding option awards held as of the end of fiscal 2006 by Mr. Mihajlov was 68,250.
(5)	The aggregate number of outstanding option awards held as of the end of fiscal 2006 by Mr. Stamas was 27,000.

(6)	The aggregate number of outstanding option awards held as of the end of fiscal 2006 by Mr. Whaley was 40,915.

(7)	The aggregate number of outstanding option awards held as of the end of fiscal 2006 by Ms. Woods was 27,000.

(8)	The aggregate number of outstanding option awards held as of the end of fiscal 2006 by Mr. Zepf was 41,083.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

In March 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we are a participant, the amount exceeds $10,000, and in which a related person had, has or will have a direct or indirect interest, but exempts:

•

payment of compensation by us or a related person for the related person’s service to us in the capacity or capacities that give rise to the person’s status as a related person, provided that such compensation is for an officer or director and is otherwise disclosed by us pursuant to the SEC’s executive compensation rules;

•	benefits available to all employees or all shareholders of the company on the same terms; and

•	the sale of products or services in the ordinary course of business by us, provided the sale is on the same terms we offer to unrelated third parties.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the transaction, provided that if a related person transaction is identified after it commences, it must be brought to the committee for ratification. The committee will analyze all the relevant factors and circumstances available to the committee in determining whether to approve a related person transaction, including, but not limited to:

•	the benefits to the company or its shareholders;

•	the impact on a director’s independence;

•	the availability of other sources for comparable products or services;

•	whether the terms are fair to the company;

•	whether the transaction is material to the company;

•	the role the related person has played in arranging the transaction;

•	the structure of the transaction; and

•	the interests of all related persons in the transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon us and the related person taking any and all of the following actions or any other actions the committee deems appropriate:

•	requiring the related person to resign from, or change position within, an entity that is involved in the related person transaction with the company;

•

assuring that the related person will not be directly involved in negotiating the terms of the related person transaction or in the ongoing relationship between the company and the other persons or entities involved in the related person transaction;

•	limiting the duration or magnitude of the related person transaction;

•

requiring that information about the related person transaction be documented and that reports reflecting the nature and amount of the related person transaction be delivered to the committee by giving a specified period of advance notice; or

•	appointing a company representative to monitor various aspects of the related person transaction.

In the case of any transaction for which ratification is sought, the committee may require amendment or termination of the transaction, or implementation of any of the above actions, if the committee does not ratify the transaction.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 23, 2007 by:

•	each shareholder known by us to beneficially own more than five percent of our common stock,

•	each of our directors,

•	our current executive officers named in the Summary Compensation Table below, and

•	all of our directors and executive officers as a group.

Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by the person.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
State of Wisconsin Investment Board(2)	3,017,200	14.4%
Heartland Advisors, Inc.(3)	2,840,400	13.6%
Rutabaga Capital Management LLC(4)	2,027,900	9.7%
Prentice Capital Management, LP(5)	1,791,866	8.6%
Dimensional Fund Advisors, Inc.(6)	1,698,014	8.1%
AWM Investment Company, Inc.(7)	1,441,874	6.9%
Norwest Equity Partners V, L.P.(8)	1,294,818	6.2%
Kennedy Capital Management, Inc.(9)	1,103,582	5.3%
Sidney J. Feltenstein(10)	50,250	*
Peter J. Mihajlov(11)	239,444	1.1%
James T. Stamas(12)	27,000	*
John P. Whaley(8)	1,294,818	6.2%
Fritzi G. Woods(13)	27,000	*
Paul J. Zepf(14)	63,957	*
Wallace B. Doolin(15)	751,240	3.5%
Modesto Alcala(16)	67,000	*
Stephen B. Hickey(17)	92,000	*
Kaye R. O’Leary(18)	83,000	*
Cynthia C. Rodahl(19)	59,500	*
All directors and executive officers as a group (11 persons)	2,502,265	11.4%

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 20,910,433 shares of common stock outstanding as of March 23, 2007.

(2)	Based on a Schedule 13G filed with the SEC on February 12, 2007. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(3)

Based on a Schedule 13G filed with the SEC on February 12, 2007. These securities may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. has shared voting power with respect to 2,610,400 shares of common stock and shared investment power with respect to 2,840,400 shares of common stock. Each of Heartland Advisors, Inc. and Mr. Nasgovitz specifically disclaims beneficial ownership of any shares reported on the schedule. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202.

(4)

Based on a Schedule 13G filed with the SEC on January 24, 2007. Rutabaga Capital Management has sole voting power with respect to 672,500 shares of common stock and sole dispositive power with respect to 2,027,900 shares of common stock. The address of Rutabaga Capital Management is 64 Broad Street, Boston, MA 02109.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2007. Prentice Capital Management, LP has shared voting power and shared investment power with respect to 1,791,866 shares of common stock. Prentice Capital Management, LP serves as investment manager to a number of investment funds (including Prentice Capital Partners, LP, Prentice Capital Partners GP, LP, Prentice Capital Offshore, Ltd., Prentice Special Opportunities Offshore, Ltd. And Prentice Special Opportunities Master, L.P.) and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over the shares reported. Michael Zimmerman is the managing member of (1) Prentice Management GP, LLC, the general partner of Prentice Capital Management and (2) Prentice Capital GP, LLC, the general partner of certain investment funds. As such, he may be deemed to control Prentice Capital Management and certain of the investment funds and therefore may be deemed to be the beneficial owner of the securities reported above. Each of Mr. Zimmerman and Prentice Capital Management disclaims beneficial ownership of all of the Shares reported in the Schedule. The address of Prentice Capital management, LP is 623 Fifth Avenue, 32nd Floor, New York, NY 10022.

(6)

Based on a Schedule 13G filed with the SEC on February 2, 2007. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the company held by the Funds. However, all securities reported on the schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7)

Based on a Schedule 13G filed on February 14, 2007 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), who are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of and investment adviser to Special Situations Fund III, L.P. (“SSF3”) and Special Situations Fund III QP, L.P. (“SSFQP”). Marxe and Greenhouse are also members of M.G. Advisers L.L.C.

(“MG”), the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. (“SSPE”). Marxe and Greenhouse have shared voting power and shared dispositive power with respect to 1,441,874 shares of common stock. This amount includes 297,489 shares of common stock owned by Special Situations Cayman Fund, L.P., 71,761 shares of common stock owned by Special Situations Fund III, L.P., 655,537 shares owned by Special Situations Fund II QP, L.P. and 256,887 shares owned by Special Situations Private Equity Fund, L.P. The address of AWM Investment Company, Inc. is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(8)

Includes (1) options for the purchase of 40,915 shares of common stock exercisable within 60 days granted to John P. Whaley; (2) 14,565 shares of common stock held by Whaley Family LP; (3) 413,232 shares of common stock beneficially owned by Norwest Equity Partners V, L.P.; (4) 273,000 shares of common stock beneficially owned by Norwest Equity Partners, VI, LP; and (5) 546,000 shares of common stock beneficially owned by Norwest Equity Partners, VII, LP. Mr. Whaley is a managing administrative partner of each of Itasca Partners V, LLP, the general partner of Norwest Equity Partners V, L.P.; Itasca LBO Partners VI, LLP, the general partner of Norwest Equity Partners VI, LP; and Itasca LBO Partners VII, LLP, the general partner of Norwest Equity Partners VII, LP. By virtue of his positions with each of these entities, Mr. Whaley may be deemed to beneficially own the securities held by such entities. Mr. Whaley disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest. The address of Norwest Equity Partners V, L.P. is 3600 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402.

(9)

Based on a Schedule 13G filed with the SEC on February 13, 2007, Kennedy Capital Management, Inc. has sole voting power with respect to 1,047,212 shares of commons tock and sole dispositive power with respect to 1,103,582 shares of common stock. The address of Kennedy Capital Management, Inc. is 10829 Olive Blvd., St. Louis, MO 63141.

(10)	Includes options for the purchase of 30,250 shares of common stock exercisable within 60 days granted to Mr. Feltenstein.

(11)

Includes (1) 4,166 shares owned by the Mihajlov Family Limited Partnership; (2) 64,166 shares owned by Mr. Mihajlov’s wife; (3) 102,862 shares held by Peter J. Mihajlov Trust; and (4) options for the purchase of 68,250 shares of common stock exercisable within 60 days granted to Mr. Mihajlov.

(12)	Consists of options for the purchase of 27,000 shares of common stock exercisable within 60 days granted to Mr. Stamas.

(13)	Consists of options for the purchase of 27,000 shares of common stock exercisable within 60 days granted to Ms. Woods.

(14)

Includes options for the purchase of 41,083 shares of common stock exercisable within 60 days granted to Mr. Zepf. Of such amount, Mr. Zepf disclaims beneficial ownership of options to purchase 5,833 shares of common stock; these options are beneficially owned by Centre Partners Management LLC.

(15)	Includes options for the purchase of 750,000 shares of common stock exercisable within 60 days granted to Mr. Doolin and 1,240 shares purchased pursuant to the BUCA, Inc. Employee Stock Purchase Plan.

(16)

Consists of 42,000 shares of restricted common stock, of which 21,167 shares vested and 20,833 shares were forfeited on January 2, 2007 pursuant to Amendment to Employment Agreement dated December 4, 2006, and options for the purchase of 25,000 shares of common stock exercisable within 60 days granted to Mr. Alcala.

(17)

Includes 1,000 shares owned by Mr. Hickey’s wife, 15,000 shares of restricted common stock, which shares vest and the related restrictions expire on July 21, 2008, and options for the purchase of 75,000 shares of common stock exercisable within 60 days granted to Mr. Hickey.

(18)

Consists of 68,000 shares of restricted common stock which vest and the related restrictions expire as to 35,000 shares on July 21, 2008 and as to 33,000 shares on July 26, 2009 and options for the purchase of 15,000 shares of common stock exercisable within 60 days granted to Ms. O’Leary.

(19)

Consists of 49,500 shares of restricted common stock which vest and the related restrictions expire as to 30,000 shares on July 21, 2008 and as to 19,500 shares on July 29, 2009 and options for the purchase of 10,000 shares of common stock exercisable within 60 days granted to Ms. Rodahl.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Consistent with our mission, vision and values, we believe that compensation should be linked to business outcomes, performance-based and in line with competitive market practices. In general, our compensation plans are designed to reward individuals for their contributions in achieving our business objectives and to promote retention of talent in our organization. Retention is a critical priority for us given the business and industry challenges we face. This is especially true given the recent investment we have made to acquire new talent for many of the key roles within our company. Base salaries, annual non-equity plan compensation and long term stock awards are key components of our compensation plan. Overall, the objectives of our compensation plans are to align the interests of our executive officers with those of our shareholders, to attract and retain key talent and to motivate prudent risk taking for the long-term success of our business.

Compensation Elements

Base Salary.    We believe that competitive base salaries are necessary to attract and retain executive officers needed for our business. When we hired our current executive team, we were in the early stages of a multi-year turnaround of our business. To achieve the appropriate business results and to improve shareholder value, we believed that it was necessary to attract and hire highly accomplished executives possessing significant experience. Many of the named executives were previously responsible for businesses of greater size and scope than ours. As a result, the base salaries of the named executive officers are at or above the market for similar roles in other companies with revenues similar to ours. We have targeted total base salaries, depending on experience and capability, to be between the market median (50th percentile) and 75th percentile for our peer group.

Base salaries of our executive officers are reviewed annually and, if deemed appropriate, adjustments are made based on the individual executive officer’s performance, scope of responsibilities and levels paid by companies of similar size. In determining the adjustments to salaries of the executive officers made in fiscal 2006, our Compensation Committee considered performance assessments provided by our Chief Executive Officer and Chief Family Resources Officer and salary data from a market assessment for similar positions in the restaurant industry and in general industry companies of similar size. The market assessment was prepared by Towers Perrin, an independent compensation consulting firm with expertise in executive compensation retained by our Compensation Committee.

Our Chief Executive Officer is responsible for preparing an evaluation of the performance of all of the named executive officers other than himself on an annual basis and recommends salary adjustments for those officers based on performance and market data from Towers Perrin. Market data is gathered through annual survey tools containing data regarding restaurant and general industry companies. Those recommendations are reviewed and approved by our Compensation Committee. For fiscal year 2006, the merit increase for our named executive officers ranged from 0% to 4%.

Our lead director and our Compensation Committee review our Chief Executive Officer’s performance on an annual basis and determine base salary adjustments consistent with the terms and conditions of his employment agreement, which states that for 2006 and each subsequent calendar year our Chief Executive Officer’s salary shall be set in an amount not less than his base salary in effect for the prior year, plus an increase equal to 10% of his prior year’s base cash bonus, if any. In 2006, our Chief Executive Officer received a salary increase of $19,688, which was 10% of the bonus he earned in 2005.

Bonus and Non-Equity Incentive Plan Compensation.    We use cash bonus and non-equity incentive plan compensation to align the interests of our executive officers with the interests of our shareholders and to motivate prudent risk taking for the long-term success of our business. Our Compensation Committee determines non-equity incentive plan compensation for each executive officer annually. We established the target non-equity incentive plan compensation levels for each of the named executive officers at the levels set in their individual employment agreements. The targeted range of non-equity plan compensation for the named executive officers for fiscal 2006 ranged from 30% to 50% of base salary. The Compensation Committee may, from time to time, grant discretionary bonuses to executive officers in recognition of special achievement or for retention considerations. In fiscal 2006, our Compensation Committee approved a special bonus to Cynthia Rodahl for her performance in connection with our sale of the Vinny T’s of Boston concept.

In determining non-equity incentive plan compensation for fiscal 2006, our Compensation Committee engaged Towers Perrin to work with the committee and our Chief Family Resources Officer to establish the plan’s performance criteria and structure so that the named executive officers’ interests were aligned with the interests of our shareholders and they were motivated to take prudent risks for the long-term success of our business. With these objectives in mind, our Compensation Committee determined that 80% of non-equity plan compensation for that year would be dependent upon achieving a target based upon an adjusted fiscal 2006 EBITDA (earnings before interest, taxes, depreciation and amortization) and 20% would be dependent upon achieving defined departmental objectives proposed by the relevant department head and approved by our Chief Executive Officer. The objectives were generally based on and in support of key strategic initiatives and goals involving that department established in our annual operating plan. For our Chief Executive Officer, 100% of non-equity plan compensation was dependent upon achieving the target based upon adjusted fiscal 2006 EBITDA. Based on consultations with our compensation consultant, we believe this combination of financial criteria and objectives was appropriate to align the interests of the named executive officers with the interests of our shareholders and was consistent with market practice for executives with commensurate levels of responsibility.

Target participation levels in our bonus and non-equity incentive plan compensation have been designed to be at market median and were set at the percentage of base salary set forth in the executive’s employment agreement; however, if our financial performance exceeded planned levels, our executives could have earned up to 200% of that target, which would have been above the median of market pay. The plan terms and targets have been reviewed on an annual basis to ensure competitiveness. For fiscal 2006, the financial target consisted of EBITDA as adjusted for add-backs permitted under our credit facility, which were $434,000 in expenses related to the Vinny T’s of Boston sale, approximately $1.1 million in expenses related to FIN 47 and FAS 123(R) accruals and approximately $397,000 in expenses related to the settlement of a class action lawsuit. We believe that establishing this adjusted EBITDA measure as the target financial measure was the most appropriate measure of our financial performance for this purpose as the add-backs were generally non-cash charges and other unusual expenses over which the named executive officers have had little control. The financial measure also includes the expenses of the non-equity incentive plan compensation and other compensation amounts. The financial measure was adjusted by the Compensation Committee in October 2006 to account for our sale of the Vinny T’s of Boston concept and the resulting reduction in EBITDA for the fiscal year. For fiscal 2006, the resulting financial target was an adjusted EBITDA of $15,425,471.

The 2006 plan provided a wider band of performance payout than we had used in the prior year. The wider band was put in place to ensure that our executives continue to be motivated during our multi-year turnaround when performance can be less predictable and more risky than in other more stable companies. We believe that wider bands also reward balanced decision making between short-term and long-term results. The plan provided that if at least 85% of the financial target was achieved, then 50% of the financial target component of the non-equity incentive plan compensation would be paid out, increasing proportionately until 100% would be paid out at achievement of 100% of the financial target. In the event that we exceeded the financial target, payout would continue to increase proportionately, being capped at a payout of 200% upon achievement of 125% or more of the financial target. The portion of non-equity incentive plan compensation dependent upon departmental objectives was to be paid out only when at least 85% of the financial target was achieved. The amount of this portion of the payout could vary from 0% to 100% depending upon the percentage of the departmental objectives achieved.

Performance against the established goals was determined after the end of the fiscal year by the Compensation Committee and, based on this determination, our Compensation Committee approved payment of appropriate non-equity incentive plan compensation. Upon review, our Compensation Committee determined that for fiscal 2006 we had achieved an adjusted EBITDA of $13,277,505, or approximately 86%, of the adjusted EBITDA financial target for fiscal 2006 and, therefore, 53.3% of the non-equity incentive plan compensation dependent upon achievement of the financial target was paid to the executives. Because we had exceeded the 85% threshold for payment, the Compensation Committee also determined that the named executive officers were eligible for up to 100% payout for that portion of non-equity incentive plan compensation dependent upon departmental objectives. Actual payout for the named executive officers for this portion of non-equity incentive plan compensation ranged from 95% to 100%. In both fiscal years 2005 and 2006, the named executive group received bonuses below our market target levels for their positions due to our financial performance.

In addition, our Chief Executive Officer’s employment agreement states that if our actual EBITDA (as defined in the employment agreement) exceeds our budgeted, unadjusted EBITDA, our chief executive officer will receive an additional bonus equal to five percent of any excess. This EBITDA measure differs from the adjusted EBITDA measure used as the non-equity incentive plan compensation target in that this measure does not contain the exclusions described above. We believe that this provision provides an additional incentive for our Chief Executive Officer to increase our profitability, which benefits our shareholders. In fiscal 2006, our budgeted, unadjusted EBITDA was $16,274,453, while our actual, unadjusted EBITDA was $11,328,578, so no payment was made under this provision.

Stock Options and Restricted Stock.    We believe that equity ownership by executive officers assists in aligning the interests of the executives with those of our shareholders. While we had previously granted stock options to our executive officers, in fiscal 2005 we began to limit grants of stock options to executives upon initial hiring and instead have considered annual grants of restricted stock to our executive officers. This change was made, in part, in recognition of recent changes in the accounting treatment for stock options and restricted stock, which has increased the use of restricted stock in the marketplace. We also believe that grants of restricted stock align the interests of our executive officers with those of our shareholders and provide an incentive to our executive officers to build shareholder value while limiting the executive’s risk during a time when retention of our key talent is critical to our success.

While historically we granted stock options on a periodic basis, in 2005 and 2006 we began granting restricted stock awards on an annual basis. We expect to continue the practice of making equity-based awards to our executive officers on an annual basis. In 2006, our objective was to grant restricted stock at the 50th percentile of the market. The size of an individual award of restricted stock to an executive officer was determined with the assistance of Towers Perrin and made with reference to market data regarding comparable positions and responsibilities in similarly-sized companies, as well as the performance and potential of the executive officer. The restricted stock grants we have made to the named executive officers have three-year cliff vesting to assist us with our objective to retain key talent. Due to the size of our initial grant of options to our Chief Executive Officer upon his hiring in 2004, we did not make any additional grants of options or restricted stock to him in 2005 or 2006. In addition, because we were anticipating the departure of our Chief Operating Officer when we made the grants and because we expect that our Chief Marketing Officer will only be employed by us through a portion of 2008, we did not grant these persons any restricted stock as we did not expect the shares to vest before their departures. Therefore, we granted restricted stock to only two named executive officers in 2006. The value of the 2006 restricted stock grants to our named executive officers was between 49% and 69% of base salary.

Severance and Change in Control Agreements.    Our Compensation Committee has determined that we should provide certain post-employment payments to our named executive officers to mitigate some of the risks that exist for executives who elect to join and remain working at a company our size, particularly one undertaking a multi-year turnaround like us. The amount of the post-employment payments has been determined based on competitive market practice and individual negotiations undertaken at the time of the employment agreements. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements. The arrangements are also intended to mitigate a potential disincentive to consideration and completion of any potential acquisition, particularly where the services of these executive officers may not be required by an acquirer. For quantification and other terms of these severance and change of control benefits, please see the discussion under “Potential Payments on Termination or Change in Control” below.

Change in Control and Related Payments.    In certain scenarios, a potential merger or acquisition by another party may be in the best interests of our shareholders. We have provided severance compensation in certain instances if an executive is terminated as a result of a change of control transaction to promote the ability of our senior executives to act in the best interests of our shareholders even though they could be terminated as a result of the transaction. In the course of negotiations with us at the time of hiring, we have also agreed to make post-employment payments to certain of our named executive officers upon the occurrence of other events, such as a termination of employment by an executive following a change in control in the event the executive’s terms of employment are substantially reduced or negatively altered. The restricted stock awards we have granted to our executive officers also accelerate upon certain merger or acquisition transactions, regardless of whether the executive’s employment is terminated. We believe these terms are necessary and appropriate to attract and retain key personnel.

Termination Without Cause, Death or Disability.    If we terminate the employment of a senior executive without cause as defined in the applicable agreement, or if the executive dies or becomes disabled, we are obligated to continue to pay the base salary for a period of time, ranging from six to 24 months, depending on the executive involved. We believe this is necessary and appropriate to attract key personnel and because, in the case of a termination without cause, the terminated executive is bound by confidentiality and non-competition provisions following termination. Payment of any severance compensation for the named executive officers is generally contingent upon the executive officer signing a release of claims against us. Should the executive violate material terms of his or her employment agreement, we would be able to stop paying severance.

Other Compensation.    Other compensation largely consists of a car allowance or, in the case of Mr. Doolin, disability insurance premiums. The perquisites we provide are largely the result of negotiations with the executive at the time he or she was hired. See “Summary Compensation Table” below for quantification of the perquisites we provided to our named executive officers last year.

Compensation Claw-Backs

Our Compensation Committee has not yet considered whether it would attempt to recover amounts paid to our named executive officers based on our financial performance where our financial results are restated in a downward direction sufficient to reduce the amount of payment that should have been paid under the applicable formulas.

Compensation Determination Process

Timing of Equity Awards.    Our Compensation Committee has adopted a policy of pricing stock option grants with respect to the closing price of our common stock on the date of grant. We have primarily granted options to executives upon their hiring to entice them to join the company but, beginning in 2005, subsequent awards to the executive officers have been grants of restricted stock which have been made to all executives annually on one date.

Use of Compensation Consultants.    Our Compensation Committee is responsible for determining the composition and value of the compensation package for each of our executive officers; however, our Chief Executive Officer provides recommendations to our Compensation Committee for each of the executive officers other than himself. Our Compensation Committee engaged a compensation consultant, Towers Perrin, to assist in the review and planning of executive compensation. The consultant reports directly to the Compensation Committee and works collaboratively with our management and the Chairman of the Compensation Committee. The consultant does not have any other active consulting engagements with management. The consultant’s responsibilities include making and reviewing executive compensation recommendations, primarily for our Chief Executive Officer and other named executive officers, as described elsewhere in this Compensation Discussion and Analysis. In addition, the consultant provides advice on executive compensation best practices and current restaurant and general industry trends.

Review of Survey/Benchmarking Information.    We benchmark our salary and target incentive levels and practices as well as our performance results in relation to other comparable restaurant industry companies and general industry companies of similar size in terms of revenue and market capitalization. We believe that this group of companies provides an appropriate peer group because they consist of similar organizations against whom we compete for executive talent. Specifically, we have used the following market data to establish our salary and target incentive levels:

•	market survey data from Hay Information Services 2005 Chain Restaurant Compensation Association Survey (CRCA); and

•	Watson Wyatt 2005/2006 Report on Top Management Compensation for companies of $275 million in revenue.

Both of these surveys are updated on an annual basis based on information provided by companies who are members of the survey groups. Member companies can purchase the results of the surveys once they are complete.

Towers Perrin also created data from a comparative group of public restaurant companies through position-specific proxy data for the top five highest paid positions, as well as the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The comparative group used by Towers Perrrin consisted of: Grill Concepts Inc., Mexican Restaurants, Inc., Famous Dave’s of America, Inc., Ark Restaurants Corp., J. Alexander’s Corp., Roadhouse Grill, BJ’s Restaurants Inc., Max & Erma’s Restaurants Inc., Benihana Inc., Champps Entertainment Inc., Main Street Restaurant Group Inc., Quality Dining Inc., Triarc Cos. Inc., IHOP Corp., Dave & Buster’s Inc., Red Robin Gourmet Burgers Inc., Panera Bread Co., The Steak n Shake Co., Sonic Corp., Lone Star Steakhouse & Saloon Inc., CEC Entertainment Inc., Ryan’s Restaurant Group Inc., O’Charley’s Inc. and Papa Johns International Inc. Components of this information were provided to our Compensation Committee and used by the committee in determining the levels of compensation for our named executive officers.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Sidney J. Feltenstein

James T. Stamas

John P. Whaley

Fritzi P. Woods

Paul J. Zepf

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the last fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Wallace B. Doolin	2006	544,673	—		—	—	145,159	37,819	(2)	727,651
Chairman and Chief Executive Officer

Kaye R. O’Leary	2006	216,475	—		80,653	—	41,128	18,242	(3)	356,498
Chief Financial Officer

Modesto Alcala(4)	2006	256,471	—		84,028	—	64,341	11,160	(5)	415,999
Chief Operating Officer

Stephen B. Hickey	2006	225,000	—		27,400	76,680	69,345	14,193	(6)	412,618
Chief Marketing Officer

Cynthia C. Rodahl	2006	179,721	15,000	(7)	61,135	—	34,100	17,730	(8)	307,686
Chief Family Resources Officer

(1)

Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to fiscal 2006. Assumptions used in the calculation of these amounts are included in footnote 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

(2)	Consists of disability insurance premiums of $21,145, car allowance of $13,750, a tax gross-up, health insurance premiums and an annual physical.

(3)	Consists of car allowance of $11,000 and a tax gross-up of $7,242.

(4)	Ceased employment with the company in January 2007.

(5)	Consists of car allowance of $11,000 and a tax gross-up.

(6)	Consists of car allowance of $11,000, health insurance premiums of $2,600, a tax gross-up, and reimbursement of the cost of meals at company restaurants.

(7)	Bonus granted for performance in connection with the sale of the Vinny T’s of Boston concept.

(8)	Consists of car allowance of $11,000, a tax gross-up of $6,598 and reimbursement of the cost of meals at company restaurants.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. We believe the practice of using employment agreements to be a market practice for positions of this level of responsibility and are consistent with our objective to attract and retain key talent. The employment agreements provide the named executive officers with the assurances and specifics of the terms of his or her employment with us. The employment agreements provide us with assurance that the executives are fully devoted to our interests and clarify the expectations of the parties. The principal compensation terms of those agreements are summarized below; the agreements themselves have been filed with the SEC and can be obtained through our website.

Wallace B. Doolin—We entered into an employment agreement with Wallace B. Doolin in October 2004, having an initial employment term running through December 31, 2007. We are currently in negotiations with

Mr. Doolin to extend the term of his employment and expect to be able to reach an agreement, although the terms have not yet been determined. Unless terminated at least 90 days prior to the end of any term, the employment agreement automatically renews for successive one-year terms. Under the terms of the employment agreement, Mr. Doolin’s base salary for 2006 was established at $544,687. Mr. Doolin is eligible to receive a yearly bonus of up to up to a maximum of 50% of his annual base salary for that year based upon certain performance targets established by our compensation committee. The employment agreement also provides for certain payments upon termination of employment or a change in control as described below under “Potential Payments upon Termination or Change in Control.” The employment agreement also provides Mr. Doolin with certain benefits, including car allowance and life insurance. The employment agreement contains covenants to us from Mr. Doolin regarding confidentiality, which survives termination of Mr. Doolin’s employment, and noncompetition and nonsolicitation of employees, which continue for two years after termination of Mr. Doolin’s employment with us.

Stephen B. Hickey—We entered into an employment agreement with Steven B. Hickey in January 2004, which was amended and restated in December 2005 and in December 2006 to extend the term of the employment agreement and to ensure his continued service to our business as he transitions to retirement. Under the terms of the agreement, Mr. Hickey is currently serving as our Chief Marketing Officer for a term expiring on July 31, 2008. The agreement established Mr. Hickey’s base salary for 2006 at $225,000. Our compensation committee, acting on behalf of our board of directors, will establish Mr. Hickey’s base salary for each subsequent calendar year. Mr. Hickey is eligible to receive a yearly bonus of up to up to a maximum of 50% of his annual base salary based upon certain performance criteria established by the board. The agreement provides that we shall pay to Mr. Hickey a retention bonus of $35,000 on or before January 15, 2008 if Mr. Hickey remains our employee in good standing through December 31, 2007. We also have agreed to pay Mr. Hickey an aggregate of $25,000 in commuting expenses in nine equal monthly installments beginning in April 2007. The employment agreement also provides for certain payments upon termination of employment or a change in control as described below under “Potential Payments upon Termination or Change in Control” as well as benefits, including providing Mr. Hickey with health insurance. The agreement contains covenants to us from Mr. Hickey regarding confidentiality, which survives termination of Mr. Hickey’s employment, and noncompetition and nonsolicitation of employees, which continue for six months after termination of Mr. Hickey’s employment with us.

Modesto Alcala—We entered into an employment agreement with Modesto Alcala in February 2005, which was amended on December 4, 2006, as discussed below. Under the terms of the agreement, Mr. Alcala served as our Chief Operating Officer until January 2007. Under the terms of the employment agreement, Mr. Alcala’s salary for 2006 was established at $258,000. Mr. Alcala was eligible to receive a yearly bonus of up to 40% of his base salary based upon certain performance criteria established by the board. The employment agreement also provided for certain payments upon termination of employment or a change in control as described below under “Potential Payments upon Termination or Change of Control.” The employment agreement also provided Mr. Alcala with an automobile allowance. The employment agreement contained confidentiality, noncompete and nonsolicitation covenants from Mr. Alcala.

In December 2006, we amended Mr. Alcala’s employment agreement in connection with Mr. Alcala’s planned departure to recognize the contributions Mr. Alcala had made to the business and to assist in an amicable transition. Under the terms of the amendment, because Mr. Alcala remained an employee of the company through December 31, 2006: (1) Mr. Alcala was entitled to the termination payment specified in his employment agreement for a termination other than for cause; (2) we waived Mr. Alcala’s non-competition covenants contained in the employment agreement; (3) Mr. Alcala was eligible to receive his first six months of COBRA insurance coverage at employee rates; (4) Mr. Alcala received $12,000 as payment for out-placement services; and (5) Mr. Alcala’s outstanding restricted stock award vested on January 2, 2007 in an amount equal to 21,167 shares and the remaining 20,833 shares were forfeited. All other provisions of his employment agreement remained in full force and effect. Our actual payments under to Mr. Alcala as a result of his departure are described below under “Potential Payments upon Termination or Change in Control.”

Kaye R. O’Leary and Cynthia C. Rodahl—We entered into an employment agreement with Kaye R. O’Leary in February 2005, under which she is serving as our Chief Financial Officer. We also entered into an employment agreement with Cynthia C. Rodahl in February 2005, under which she is serving as our Chief Family Resources Officer. Under the terms of the employment agreements, Ms. O’Leary’s base salary for 2006 was established at $218,400 and Ms. Rodahl’s base salary was established at $181,125. Our compensation committee will establish their base salaries for each subsequent calendar year. The executives are also eligible for annual incentive bonuses of up to 30% of their base salaries upon satisfaction of certain performance criteria established by the board. Each of the executives’ employment under the employment agreements may be terminated upon notice at any time by us, with or without cause. The employment agreements also provide for certain payments upon termination of employment or a change in control as described below under “Potential Payments upon Termination or Change in Control.” The employment agreements also provide the executives with certain benefits, including an automobile allowance. The employment agreements contain covenants to us from the executives regarding confidentiality, which survives termination of employment, noncompetition, which continues for six months following termination, and nonsolicitation of employees, which continues for one year after termination.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan based awards during fiscal 2006 to the named executive officers.

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
Wallace B. Doolin	—		136,172	272,344	544,687	—	—
Kaye R. O’Leary	Oct. 26, 2006	(4)	—	—	—	33,000	176,880	(5)
	—		39,395	78,790	131,316	—	—
Modesto Alcala	—		62,125	124,250	207,084	—	—
Stephen B. Hickey	—		67,500	135,000	225,000	—	—
Cynthia C. Rodahl	Oct. 26, 2006	(4)	—	—	—	19,500	104,520	(5)
	—		32,663	65,326	108,877	—	—

(1)

Assumes that the executive did not achieve any of his or her departmental objectives and that the company achieved 85% of the financial target. For more information on the terms of our non-equity incentive plan, see “Compensation Discussion and Analysis—Bonus and Non-Equity Incentive Plan Compensation.”

(2)	Assumes that the executive achieved 100% of his or her departmental objectives and the company achieved 100% of the financial target.

(3)	Assumes that the executive achieved 100% of his or her departmental objectives and the company achieved 125% or more of the financial target.

(4)

The shares of restricted stock vest in their entirety on July 26, 2009, provided the executive has been continuously employed by the company through such date. The shares also vest immediately upon the death or disability of the executive or a fundamental change. Disability is defined as a physical or mental incapacitation whereby the executive is unable, for a period of 12 consecutive months, or for an aggregate of 12 months in any consecutive 24 month period, to perform the executive’s duties. Fundamental change is defined as a dissolution or liquidation of the company, the sale of substantially all of the assets of the company, a merger or consolidation of the company or a statutory share exchange involving capital stock of the company.

(5)	Based on a closing sale price of our common stock of $5.36 per share on the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the value of outstanding equity awards held by the named executive officers at the end of fiscal 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exerciseable	Number of Securities Underlying Unexercised Options # Unexerciseable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Wallace B. Doolin	150,000	—	3.99	Oct. 13, 2014	—		—
	150,000	—	4.39	Oct. 13, 2014	—		—
	150,000	—	4.83	Oct. 13, 2014	—		—
	150,000	—	5.31	Oct. 13, 2014	—		—
	150,000	—	5.84	Oct. 13, 2014	—		—
Kaye R. O’Leary	15,000	—	7.04	March 6, 2015	68,000	(2)	327,000
Modesto Alcala	25,000	—	6.55	Feb. 9, 2015	42,000	(3)	202,020
Stephen B. Hickey	60,000	40,000	6.10	Feb. 10, 2014	15,000	(4)	72,150
	15,000	—	5.48	July 20, 2015	—		—
Cynthia C. Rodahl	10,000	—	7.04	March 6, 2015	49,500	(5)	238,095

(1)	Based on the closing sale price of our common stock of $4.81 per share at December 29, 2006, the last trading day of our 2006 fiscal year.

(2)	Of this amount, 35,000 shares will vest on July 21, 2008 and 33,000 shares will vest on July 26, 2009.

(3)	Upon Mr. Alcala’s termination of employment on January 2, 2007, 21,167 of the shares reported in this column vested and 20,833 shares were forfeited.

(4)	All shares will vest on July 21, 2008.

(5)	Of this amount, 30,000 shares will vest on July 21, 2008 and 19,500 shares will vest on July 26, 2009.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of the named executive officers that would require us to provide compensation to the named executive officers in the event of a termination of employment, including in connection with a change in control of the company. The employment agreements are described above under the heading “Employment Agreements.” We have no obligations under any of the employment agreements with any executive officer to make any termination payments if the executive officer terminates employment with us voluntarily or if we terminate the executive for cause. In addition, each of the executive officer’s employment agreements, except the employment agreement with Mr. Hickey, provides that we have no obligation to make any termination payments under the agreement unless the executive officer has signed a release of claims in favor of us and all applicable consideration and rescission periods have expired and the executive officer is not in breach of any terms or conditions of the agreement. Mr. Doolin’s employment agreement provides that we would execute a release in Mr. Doolin’s favor as additional consideration for his release of claims against us.

Under our employment agreement with Mr. Doolin and Mr. Hickey, we have agreed that if any payment or distribution by us to or for the executive’s benefit would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the executive as a result of the excise tax, we will pay to the executive an additional gross-up payment in an amount such that after payment by the executive of all taxes (including interest or penalties and taxes due on the gross-up payment). The executive retains an amount equal to the excise tax, interest and penalties imposed on the payment or distribution.

Termination Other than for Cause, Death, Disability (Other than in Change in Control)

Our employment agreements generally provide that if an executive’s employment with us is involuntarily terminated for reasons other than for cause, death or disability, the executives will receive monthly payments from us for a certain period of time. All executives, other than Mr. Doolin, will receive six equal monthly payments of any amounts due. Mr. Doolin will receive 24 equal monthly payments. Other than Mr. Doolin and Mr. Hickey, if executives accept employment with another entity during their payment period, the payments will terminate.

While the definitions of “cause” differ to some degree in each employment agreement, the employment agreements generally define “cause” as our company determining in good faith that an executive has committed: (a) acts of dishonesty intended to result in a personal gain or enrichment at our expense including misappropriation of funds, fraud or embezzlement, (b) gross misconduct that is willful or deliberate and injurious to us, (c) the conviction of a felony, (d) the material breach of any terms and conditions of our employment agreement with the executive or willful or gross and repeated neglect of duty that is not cured after written notice.

The following table presents the amount of compensation payable to each named executive officer if they had been terminated other than for cause, death or disability, on the last business day of our most recently completed fiscal year, and uses the market closing price of our common stock on that date ($4.81).

Name	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Health Insurance ($)(2)	Tax Gross-Up ($)	Total ($)
Wallace B. Doolin	1,089,374	196,875	—	—	3,894	—	1,290,143
Kaye R. O’Leary	109,430	41,128	1,608	—	1,947	—	154,113
Modesto Alcala(3)	129,428	64,341	—	—	1,947	—	195,716
Stephen B. Hickey	112,500	—	—	—	—	—	112,500
Cynthia C. Rodahl	90,726	34,100	950	—	1,947	—	127,723

(1)

Assumes that the termination is due solely to an elimination of the job position. Amounts reflect the dollar amount that would have been recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in this calculation of these amounts are included in footnote 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

(2)	Represents extended COBRA coverage premiums. Consists of six months of premiums, except for Mr. Doolin, who receives one year.

(3)

Mr. Alcala did leave our employment on January 2, 2007. In connection with this termination, Mr. Alcala received $20,908 in salary, $64,341 in bonus, $12,000 as payment for out-placement services and 21,167 shares of restricted stock for which we recognized an additional expense in accordance with FAS 123(R) because of accelerated vesting of $18,817, for an aggregate total of $116,066. The payments of salary to Mr. Alcala were terminated early, as Mr. Alcala accepted employment with another entity before the monthly payments were to end.

Termination Other than Cause, Death or Disability Following a Change in Control

Our employment agreements with Mr. Doolin and Mr. Hickey also provide certain payments if their employment with us is terminated for reasons other than for cause, death or disability following a change of control. Mr. Doolin will receive 24 equal monthly payments of the total of any amounts due if his employment is terminated involuntarily following a change of control, or if he terminates his employment because his duties are substantially reduced or negatively altered, including an assignment of duties considered on the whole inconsistent with his duties prior to the change in control (“good reason”). Mr. Hickey will receive 12 equal monthly payments of the total of any amounts due if he is terminated for any reason following a change of control, including if he voluntarily terminates his employment.

Mr. Doolin and Mr. Hickey’s employment agreements generally define “change in control” as (a) the date that any entity or person becomes the beneficial owner of, or has obtained voting control over, 50% or more of our outstanding common shares, (b) the date that our shareholders approve a definitive agreement to merge or consolidate us with another corporation, to merge where we are not the surviving corporation, to convert any of our common shares into cash, securities of another corporation or other property (subject to certain exceptions) or to sell or dispose of substantially all of our assets or (c) the date that continuing directors are not a majority of our board (subject to certain exceptions). “Continuing directors” means persons who were directors on the date of the agreement or later elected for whose election our board has solicited proxies or any person chosen by our board to fill vacancies caused by death or resignation or to fill a newly created seat on the board. These rights are triggered upon the occurrence of these events whether or not the executive’s employment with us terminates.

All named executives with restricted stock grants are also entitled to accelerated vesting of restricted stock as outlined in the table below, upon a dissolution or liquidation of us, the sale of substantially all of our assets, a merger or consolidation of us with any other corporation or a statutory share exchange involving our capital stock. In addition, some restricted stock vests when (a) any entity or person acquires or becomes a beneficial owner of 30% or more of our outstanding securities entitled to vote in the election of directors (subject to certain exceptions), (b) a majority of the members of our board are not continuing directors, (c) we consummate a reorganization, merger or consolidation or a statutory shares exchange (subject to certain exceptions) or (d) our shareholders approve a complete liquidation or dissolution of us or the sale or disposition of all or substantially all of our assets (subject to certain exceptions).

The following table presents the amount of compensation payable to each named executive officer if a change of control took place on the last business day of our most recently completed fiscal year, and uses the market closing price of our common stock on that date ($4.81).

Name	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Health Insurance ($)(2)	Tax Gross-Up ($)	Total ($)
Wallace B. Doolin	1,089,374	196,875	—	—		3,894	—	1,290,143
Kaye R. O’Leary	—	—	282,582	—		—	—	282,582
Modesto Alcala	—	—	114,165	—		—	—	114,165
Stephen B. Hickey	225,000	—	49,205	159,750	(3)	3,894	—	437,849
Cynthia C. Rodahl	—	—	197,547	—		—	—	197,547

(1)

Amounts reflect the dollar amount that would have been recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in this calculation of these amounts are included in footnote 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

(2)

Consists of the cost of 12 months of COBRA coverage premiums which would be payable only if the executive was terminated involuntarily or for good reason. Mr. Hickey’s employment contract also provides that good reason includes a reduction in his base salary, a requirement that he move his residence more than 100 miles or a discontinuation of his benefit plans or his employment agreement. Under the terms of Mr. Hickey’s employment agreement, we can elect to either continue Mr. Hickey’s employee health benefits for one year or pay his COBRA coverage premiums during the COBRA period.

(3)

Assumes the vesting of 15,000 shares of restricted stock that vest upon a dissolution or liquidation of us, the sale of substantially all of our assets, a merger or consolidation of us with any other corporation or statutory share exchange involving our capital.

Termination for Death or Disability

Our employment agreements provide certain benefits upon termination due to death or physical or mental disability. In general, “physical or mental disability” means the inability of the executive to perform on a full-time basis the duties and responsibilities of his employment with us because of his illness or other physical or mental impairment or condition, if the inability continues for an uninterrupted period of 90 days or more in any 360-day period or for 180 days in any 360-day period. A period of inability would have been uninterrupted unless the executive returned to full-time work for a continuous period of at least 30 days. In addition, disability payments may be reduced if the executive receives disability insurance payments during the period under any disability insurance policies provided by us.

Each executive would receive any required payments upon death or disability, other than Mr. Doolin and Mr. Hickey. Mr. Doolin would receive such payments in 24 equal monthly installments, and Mr. Hickey would receive such payments in 12 equal monthly installments.

The following table presents the amount of compensation payable to each named executive officer if a triggering event took place on the last business day of our most recently completed fiscal year, and uses the market closing price of our common stock on that date ($4.81). Each of the payments described below assumes that the executive does not receive any payments under disability insurance payments provided by us.

Name	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Health Insurance ($)	Tax Gross-Up ($)	Total ($)
Wallace B. Doolin	1,089,374	—	—	—	—	—	1,089,374
Kaye R. O’Leary	109,430	41,128	116,422	—	—	—	266,980
Modesto Alcala	109,430	41,128	114,165	—	—	—	264,723
Stephen B. Hickey	225,000	—	49,205		—	—	274,205
Cynthia C. Rodahl	90,726	34,100	99,362	—	—	—	224,188

(1)

For purposes of vesting of restricted stock under our agreements, “disability” means any physical or mental incapacitation whereby the executive is unable for a period of 12 consecutive months, or for an aggregate of 12 months in any 24 consecutive month period, to perform duties for us. Amounts reflect the dollar amount that would have been recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in this calculation of these amounts are included in footnote 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

Non-Renewal of Employment Contract

Our employment agreement with Mr. Doolin provides certain benefits upon non-renewal of his employment contract. If Mr. Doolin’s employment contract is not renewed, he will receive 12 equal monthly payments of any amounts due. The table below assumes that the triggering event took place on the last business day of our most recently completed fiscal year.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Health Insurance ($)	Tax Gross-Up ($)	Total ($)
Wallace B. Doolin	544,687	196,875	—	—	—	—	741,562
Kaye R. O’Leary	—	—	—	—	—	—	0
Modesto Alcala	—	—	—	—	—	—	0
Stephen B. Hickey	—	—	—	—	—	—	0
Cynthia C. Rodahl	—	—	—	—	—	—	0

ITEM TWO—APPROVAL OF AMENDMENTS TO THE BUCA, INC. EMPLOYEE STOCK PURCHASE PLAN

Introduction

On February 15, 2007 and March 20, 2007, the Compensation Committee of our board approved, subject to shareholder approval, three amendments to the BUCA, Inc. Employee Stock Purchase Plan (as amended, the “Purchase Plan”). The amendments (a) change the definition of an eligible employee by removing the requirement that an eligible employee must be employed by our Company or one of our subsidiaries for at least six months, (b) increase by 250,000 the number of shares eligible for issuance under the Purchase Plan to 750,000 shares of our common stock, and (c) modify the amendment provisions to clarify that only changes to the designation of corporations whose employees will be eligible to participate in the Purchase Plan will require shareholder approval (the “Amendments”). On February 15, 2007 and March 20, 2007, our board also approved these Amendments and directed that the Purchase Plan be submitted for approval by our shareholders at our 2007 annual meeting of shareholders. Our shareholders are being asked to approve these Amendments at this meeting. The full text of the Purchase Plan is set forth in Appendix A to this Proxy Statement and the following summary description is qualified in its entirety by reference to the full text of the Purchase Plan.

Purpose

The purpose of the Purchase Plan is to provide the employees of our company and our subsidiaries (including officers and directors who are also employees) with an opportunity to acquire an equity interest in our company through the purchase of our common stock and, thus, to develop a stronger incentive to work for our continued success. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, and is interpreted and administered in a manner consistent with such intent.

Administration

The Purchase Plan is administered by the Compensation Committee of our board (the “Committee”). The Committee is authorized to make any uniform rules that may be necessary to carry out the provisions of the Purchase Plan. The Committee is also authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and all such determinations are conclusive and binding on all parties.

Eligibility and Number of Shares

If the amendments to the Purchase Plan are approved by our shareholders, there will be a total of approximately 460,000 shares of our common stock available for purchase under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions.

If the amendments to Purchase Plan are approved by our shareholders, any of our employees or any employees of any subsidiary corporation of our company (including officers and any directors who are also employees) whose customary employment is at least 20 hours per week is eligible to participate in the Purchase Plan. However, no employee may participate in the Purchase Plan if the employee would be deemed for purposes of the Internal Revenue Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form with us. “Purchase Period” means each monthly period commencing on the first business day of each month and ending on the last business day each month. The election form will be effective as of the first day of the next Purchase Period following receipt by us of the enrollment form and will continue to be effective until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

As of March 15, 2007, we had approximately 3,500 employees who would be eligible to participate in the Purchase Plan.

Participation

An eligible employee who elects to participate in the Purchase Plan authorizes us to make payroll deductions of a specified amount of the employee’s compensation. The minimum and maximum amount that may be withheld for any week during a pay period is 1% and 15%, respectively, of the employee’s gross cash compensation. A participant may increase or decrease the amount of his or her payroll deductions, or discontinue deductions entirely. A participant may also elect to withdraw from the Purchase Plan during any Purchase Period, in which event the entire balance of his or her payroll deductions during the Purchase Period will be paid to the participant in cash within 15 days after our receipt of notice of the withdrawal. A participant may not change the percentage amount of deductions more than once during any Purchase Period.

Purchase of Stock

Amounts deducted for a participant in the Purchase Plan are used to purchase our common stock as of the last day of the Purchase Period will be no less than the lesser of: (a) 85% of the Fair Market Value (as defined in the Purchase Plan) of a share of common stock on the first day of the Purchase Period; or (b) 85% of the Fair Market Value of a share of common stock on the last day of the Purchase Period. All amounts so deducted are used to purchase the number of shares of common stock (excluding fractional shares) that can be purchased with such amount, unless the participant has properly notified us that he or she elects to withdraw in cash all of such withheld amounts or to purchase a lesser number of shares. Any amount a participant has elected to receive in cash will be refunded to the participant after the end of the Purchase Period. Any amount that represents a fractional share will be carried over to the immediately following Purchase Period unless the participant elects to have the balance paid in cash.

Certificates for the number of shares of common stock purchased by a participant are issued and delivered to him or her only upon request.

No more than $25,000 in Fair Market Value of shares of common stock may be purchased by any participant under the Purchase Plan and all other employee stock purchase plans we sponsor in any calendar year.

Death, Disability, Retirement or Other Termination of Employment

If the employment of a participant is terminated for any reason, including death, disability or retirement, the amounts previously withheld will be refunded in cash to the participant within 15 days.

Rights Not Transferable

The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification

If the amendments to the Purchase Plan are approved by our shareholders, our board may at any time amend the Purchase Plan in any respect that will not adversely affect the rights of participants pursuant to shares of common stock previously acquired under the Purchase Plan, provided that approval by our shareholders is required to: (a) increase the number of shares of common stock to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions), (b) decrease the minimum purchase price, or (c) except as otherwise provided in the Purchase Plan, to change the designation of corporations whose employees will be eligible to participate in the Purchase Plan.

Termination

All rights of participants under the Purchase Plan will terminate at the earlier of: (a) the day that participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares of common stock remaining available for purchase; or (b) at any time, at the discretion of our board. Upon termination of the Purchase Plan, we will pay to each participant cash in an amount equal to the balance previously withheld from the participant and not used to purchase common stock.

Federal Tax Considerations

Payroll deductions under the Purchase Plan are made after taxes. Participants do not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares of common stock acquired under the Purchase Plan or the death of the participant. Participants who hold their shares of common stock for more than twenty-three months or die while holding their shares of common stock will recognize ordinary income in the year of disposition or death equal to the lesser of: (a) the excess of the fair market value of the shares of common stock on the date of disposition or death over the purchase price paid by the participant; or (b) 15% of the fair market value of the shares of common stock on the first day of the Purchase Period as of which the shares were purchased. If the twenty-three month holding period has been satisfied when the participant sells the shares of common stock or if the participant dies while holding the shares of common stock, we will not be entitled to any deduction in connection with the disposition of such shares by the participant.

Participants who dispose of their shares of common stock within twenty-three months after the shares of common stock were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of common stock on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, we generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

Participants will have a basis in their shares of common stock equal to the purchase price of their shares of common stock plus any amount that must be treated as ordinary income at the time of disposition of the shares of common stock, as explained above. Any additional gain or loss realized on the disposition of shares of common stock acquired under the Purchase Plan will be capital gain or loss.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE BUCA, INC. EMPLOYEE STOCK PURCHASE PLAN.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 for our compensation plans under which equity securities may be issued:

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	2,019,834	(1)	$5.81	1,829,851	(2)
Equity Compensation Plans Not Approved by Security Holders	170,100		11.20	90,860

Total	2,189,934		6.22	1,920,711

(1)

Includes 1,771,503 shares of common stock subject to issued but unexercised options under our 1996 Stock Incentive Plan; 3,331 shares of common stock subject to issued but unexercised options under our Stock Option Plan for Non-Employee Directors; and 245,000 shares subject to issued but unexercised options under our BUCA, Inc. 2006 Omnibus Stock Plan.

(2)

Includes 1,617,384 of shares of common stock available for issuance under our BUCA, Inc. 2006 Omnibus Stock Plan and 212,467 shares available for issuance under our BUCA, Inc. Employee Stock Purchase Plan.

Equity Compensation Plan Not Approved by Security Holders

Our board adopted a 2000 Stock Incentive Plan on April 25, 2000. The plan will remain in effect until all stock subject to it has been distributed, until all awards have expired or lapsed, or until April 25, 2010. We have reserved 300,000 shares of our common stock for awards under the plan, however, we no longer make grants under the plan. The 2000 Stock Incentive Plan contains similar terms as our 1996 Stock Incentive Plan, except that our officers and directors are not eligible to receive awards under the plan. Our board may terminate the plan at any time, subject to the conditions stated in the plan. The plan is not subject to the Employee Retirement Income Security Act of 1974 and is not a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986.

Plan Administration

A committee of members of our board of directors administers the 2000 Stock Incentive Plan. The committee has the authority, subject to the terms of the plan, to adopt, revise and waive rules relating to the plan. The committee is also responsible for determining when and to whom awards will be granted, the form of each award, the amount of each award and any other terms of an award, consistent with the plan.

Members of the committee are designated by our board of directors and serve on the committee for an indefinite term, at the discretion of the board. The compensation committee of our board of directors currently serves as the committee that administers the plan. The committee may delegate its responsibilities under the plan to members of our management, or to others, with respect to the grants of awards to employees who are not deemed to be executive officers of our company under relevant federal securities laws.

Eligibility

All employees of the company and its “affiliates,” as defined in the plan (except the company’s officers and directors), are eligible to receive awards under the plan. The committee may grant awards other than incentive stock options to individuals or entities that are not our employees, but who provide services to our company or its affiliates as consultants or independent contractors. The selection of those to whom awards under the plan are made is within the sole discretion of the committee.

Types of Awards Under the Plan

The types of awards that may be granted under the plan include incentive and non-statutory stock options, restricted stock, stock appreciation rights, performance shares and other stock-based awards. The following is a brief description of the material characteristics of each type of award.

Incentive and Non-Statutory Stock Options.    Both incentive stock options and non-statutory stock options may be granted under the plan. The exercise price of an option is determined by the committee and set forth in an option agreement. The exercise price for non-qualified stock options may be less than, equal to or greater than the fair market value of our common stock on the date the option is granted. Stock options may be granted and exercised at such times as the committee may determine, which is reflected in the exercise schedule set forth in an option agreement. Unless federal tax laws are modified:

•	no incentive stock option may be granted more than 10 years;

•	an incentive stock option may not be exercised more than 10 years after the date it was granted; and

•

the aggregate fair market value of shares of our common stock underlying incentive stock options held by any participant under the plan and under any other plan of our company or of our affiliates, that first become exercisable in any calendar year may not exceed $100,000.

Additional restrictions apply to incentive stock options granted to persons who beneficially own 10% or more of the outstanding shares of our common stock. The purchase price for common stock purchased upon the exercise of stock options may be payable in cash, in our common stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased, or a combination of cash and stock, as provided in the option agreement. In addition, the committee may permit recipients of stock options to simultaneously exercise options and sell the common stock purchased upon exercise and to use the sale proceeds to pay the purchase price.

Restricted Stock and Other Stock-Based Awards.    The committee is authorized to grant, either alone or in combination with other types of awards, restricted stock and other stock-based awards. Restricted stock may contain such restrictions, including provisions requiring forfeiture and imposing restrictions on stock transfer, as the committee may determine and set forth in the option agreement.

The committee may provide that, unless forfeited, a recipient of an award of restricted stock will have all rights of a company shareholder, including voting and dividend rights.

Stock Appreciation Rights and Performance Awards.    The recipient of a stock appreciation right receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the right is exercised, exceeds a price specified by the committee at the time the right is granted, as set forth in the recipient’s agreement. The price specified by the committee must be at least 100% of the fair market value of our common stock on the date the right is granted.

Performance awards entitle the recipient to payment in amounts determined by the committee, and set forth in the recipient’s agreement, based upon the achievement of specified performance targets during a specified term. Payments for stock appreciation rights and performance awards may be paid in cash, shares of our common stock, or a combination of cash and shares, as determined by the committee.

Acceleration of Awards, Lapse of Restrictions, Forfeiture

The committee may provide in the applicable agreement for the lapse of restrictions on restricted stock or other awards, accelerated vesting of stock options, stock appreciation rights and other awards, or acceleration of the term with respect to which the achievement of performance targets for performance awards is determined in the following circumstances:

•	a change in control of the company;

•	other fundamental changes in the corporate structure of the company;

•	death, disability, or qualified retirement; or

•	such other events as the committee may determine.

Adjustments, Modifications, Termination

The plan gives the committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the exercise price of outstanding stock options and performance targets for, and payments under, outstanding performance awards upon mergers, recapitalizations, stock dividends, stock splits, or similar changes affecting us. Adjustments in performance targets and payments on performance shares are also permitted upon the occurrence of such other events as may be specified by the committee.

The plan also gives our board of directors the right to terminate, suspend, or modify the plan. Amendments to the plan are subject to shareholder approval, however, if needed to comply with Rule 16b-3 under the Securities Exchange Act or federal tax laws relating to incentive stock options.

Under the plan, the committee may generally cancel outstanding stock options and stock appreciation rights in exchange for cash payments to the recipients upon dissolutions, liquidations, mergers, statutory share exchanges, or similar events involving us.

ITEM THREE—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007. We retained Grant Thornton LLP in this capacity beginning in 2006.

A representative from Grant Thornton LLP will be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

REPORT OF THE AUDIT COMMITTEE

The role of the company’s Audit Committee, which is composed of five independent non-employee directors, is one of oversight of the company’s management and the company’s independent registered public accounting firm in regard to the company’s financial reporting and the company’s controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the company’s management and independent registered public accounting firm.

The Audit Committee has (1) reviewed and discussed the company’s audited financial statements for the year ended December 31, 2006 with the company’s management; (2) discussed with the company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (AICPA Professional Standards, Vol. 1. AU sec. 380); (3) received the written disclosures and the letter from the company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (4) discussed with the company’s independent accountants the independent accountants’ independence.

Based on the review and discussions with management and the company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Sidney J. Feltenstein

James T. Stamas

John P. Whaley

Fritzi G. Woods

Paul J. Zepf

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ FEES

The following table shows the aggregate fees billed to us by Grant Thornton LLP for services rendered during the fiscal year ended December 31, 2006 and by Deloite & Touche LLP for services rendered during the fiscal year ended December 25, 2005:

Description of Fees	Grant Thornton LLP Fiscal 2006 Amount		Deloitte & Touche LLP Fiscal 2005 Amount
Audit Fees	$310,000	(1)	$1,060,000	(2)
Audit-Related Fees	—		30,000	(3)
Tax Fees	—		25,375	(4)
All Other Fees	—		—

Total	$310,000		$1,115,375

(1)

Includes fees for the audits of our fiscal 2006 financial statements and internal controls over financial reporting and reviews of the related quarterly financial statements. Grant Thornton assumed this role in August 2006.

(2)	Includes fees for the audit of our fiscal 2005 financial statements and reviews of the related quarterly financial statements.

(3)	Includes fees for certain statutory audits in connection with our 401(k) and Employee Stock Ownership Plans and consultation on accounting matters.

(4)	Includes fees for tax return preparation, state, federal and international tax planning and state sales tax matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S INDEPENDENCE

The Audit Committee has considered whether, and has determined that, the provision of services by Grant Thornton LLP described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was compatible with maintaining the independence of Grant Thornton LLP as the company’s principal accountants.

In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the audit committee requires that all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the audit committee or a designated member of the audit committee. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.

The audit committee pre-approved all of the services described in the “Independent Registered Public Accounting Firm’s Fees” table pursuant to engagements that occurred in fiscal 2006.

CHANGE IN ACCOUNTANTS

On August 14, 2006, the audit committee of our board of directors dismissed Deloitte & Touche LLP as the company’s independent registered public accounting firm effective on that date.

Deloitte & Touche’s reports on the company’s consolidated financial statements for the fiscal years ended December 25, 2005 and December 26, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche’s report dated March 24, 2006 on the consolidated balance sheets of the company as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended December 25, 2005 included explanatory paragraphs related to a change in method of accounting for asset retirement obligations and the restatement of the company’s 2003 and 2004 consolidated financial statements. Deloitte & Touche has also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the company’s internal control over financial reporting as of December 25, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and Deloitte & Touche’s report dated March 24, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the company’s internal control over financial reporting and an adverse opinion on the effectiveness of the company’s internal control over financial reporting because of material weaknesses.

Deloitte & Touche’s report dated July 25, 2005 on the consolidated balance sheets of the company as of December 26, 2004 and December 28, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended December 26, 2004 included an explanatory paragraph related to the restatement of the company’s 2003 and 2002 consolidated financial statements. Deloitte & Touche has also audited, in accordance with the standards of the PCAOB, the effectiveness of the company’s internal control over financial reporting as of December 25, 2005, based on the criteria established in the COSO Framework, and Deloitte & Touche’s report dated July 25, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the company’s internal control over financial reporting and an adverse opinion on the effectiveness of the company’s internal control over financial reporting because of material weaknesses.

During the 2004 and 2005 fiscal years and through August 14, 2006, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report on the company’s consolidated financial statements for such years.

Deloitte & Touche, in its report dated March 24, 2006 on the effectiveness of the company’s internal control over financial reporting as of December 25, 2005, expressed an adverse opinion on the effectiveness of the company’s internal control over financial reporting due to material weaknesses that were identified in the operating effectiveness of accounting and control procedures and in the application of U.S. generally accepted accounting principles related to accounting for leases and leasehold improvements. Additionally, in reports to management and the audit committee, Deloitte & Touche identified significant deficiencies in the company’s internal control over financial reporting. The audit committee discussed these matters with Deloitte & Touche. The company has authorized Deloitte & Touche to respond fully to the inquiries of any successor independent registered public accounting firm concerning these matters.

Deloitte & Touche, in its report dated July 25, 2005 on the effectiveness of the company’s internal control over financial reporting as of December 26, 2004, expressed an adverse opinion on the effectiveness of the company’s internal control over financial reporting due to material weaknesses because of deficiencies related to the design and operation of company-level controls as a result of the tone set by senior management and because of deficiencies related to the design and operation of accounting procedures and application of GAAP. Additionally, in reports to management and the audit committee, Deloitte & Touche identified significant deficiencies in the company’s internal control over financial reporting. The audit committee discussed these matters with Deloitte & Touche. The company has authorized Deloitte & Touche to respond fully to the inquiries of any successor independent registered public accounting firm concerning these matters.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with Section 16(a) filing requirements during 2006.

Shareholder Proposals

Shareholder proposals for consideration at our 2008 annual meeting of shareholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our By-laws. To be timely under Rule 14a-8, our Secretary must receive the shareholder proposals by November 30, 2007 in order to include the shareholder proposals in the proxy statement. Under our By-laws, if a shareholder plans to propose an item of business to be considered at any annual meeting of shareholders, that shareholder is required to give notice of the proposal to our Secretary at least 90 days prior to the anniversary of the most recent annual meeting and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

APPENDIX A

BUCA, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose and Scope of Plan.    The purpose of this BUCA, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of BUCA, Inc. (the “Company”) and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.

2. Definitions.

2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan:

(a) “Affiliate” means each domestic or foreign corporation that is a “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code or any successor provision, except that the term shall not include any “subsidiary corporation” that the Board of Directors has expressly determined should not participate in the Plan.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means three or more Disinterested Persons designated by the Board of Directors to administer the Plan under Section 13.

(e) “Common Stock” means the common stock, par value $.01 per share, of the Company.

(f) “Company” means BUCA, Inc.

(g) “Compensation” means the gross cash compensation (including wage, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment.

(h) “Disinterested Persons” means a member of the Board of Directors who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

(i) “Eligible Employee” means any employee of the Company or an Affiliate whose customary employment is at least 20 hours per week; provided, however, that “Eligible Employee” shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k) “Fair Market Value” of a share of Common Stock as of any date means, if the Company’s Common Stock is listed on a national securities exchange or traded in the national market system, the mean between the high and low sale prices for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

(l) “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

(m) “Plan” means this BUCA, Inc. Employee Stock Purchase Plan, as amended from time to time.

(n) “Purchase Period” there will be twelve one-month purchase periods during each year. The purchase period beings on the first business day of each month and ends on the last business day of each month or such other period as may be selected by the Committee.

(o) “Recordkeeping Account” means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

3. Scope of the Plan.    Shares of Common Stock may be sold by the Company to Eligible Employees at any time after the Plan has been approved by the stockholders of the Company, but not more than 750,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock delivered by the Company pursuant to this Plan may consist of any combination of authorized but unissued shares or newly issued shares.

4. Eligibility and Participation.    To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an enrollment form with the Company that authorizes regular payroll deductions from Compensation beginning with the first payday following the effective date of such election and continuing until the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

5. Amount of Common Stock Each Eligible Employee May Purchase.

5.1. Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the maximum number of shares of Common Stock (not including fractional shares) that can be purchased at the price specified in Section 5.2 with the entire credit balance in the Participant’s Recordkeeping Account; provided, however, that (i) no more than 500 shares of Common Stock may be purchased under the Plan by any Participant for a given Purchase Period and (ii) no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of shares of Common Stock may be purchased under the Plan and all other employee stock purchase plans, if any, of the Company and its subsidiary corporations (as defined in Section 424(f) of the Code) by any Participant for each calendar year. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock which may be sold.

5.2. The purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of the following:

(a) 85% of the Fair Market Value of such share on the first day of the Purchase Period; or

(b) 85% of the Fair Market Value of such share on the last day of the Purchase Period.

6. Method of Participation.

6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such shares. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such shares.

6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing an election form developed by the Committee. An Eligible Employee may elect to have any whole percent of Compensation withheld, but not exceeding 15% per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein shall remain in effect until such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee.

7. Recordkeeping Account.

7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

7.2. No interest will be credited to a Participant’s Recordkeeping Account.

7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company.

7.4. A Participant may not make any separate cash payment into a Recordkeeping Account.

8. Right to Adjust Participation or to Withdraw.

8.1. A Participant may, at any time during a Purchase Period, direct the Company to increase or decrease the percentage amount of such deductions from future Compensation, subject to the limitation in Section 6.2. Upon any such action, future payroll deductions with respect to such Participant shall be increased or decreased in accordance with the Participant’s direction. A Participant may not change the percentage amount of deductions more than once during any Purchase Period.

8.2. At any time before the end of a Purchase Period, any Participant may withdraw from the Plan. In such event, all future payroll deductions shall cease and the entire credit balance in the Participant’s Recordkeeping Account will be paid to the Participant, without interest, in cash within 15 days.

8.3. Notification of a Participant’s election to increase, decrease, or terminate deductions, or to withdraw from the Plan, shall be made by filing an appropriate form with the Company.

9. Termination of Employment.    If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account at the date of such termination of employment will be paid to the Participant in cash within 15 days after termination of employment and may not be used to purchase shares of Common Stock pursuant to the Plan.

10. Purchase of Shares.

10.1. As of the last day of each Purchase Period, the entire credit balance in each Participant’s Recordkeeping Account will be used to purchase shares (not including fractional shares) of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with the Company in advance of that date (which either elects to purchase a specified number of shares which is less than the number described above or elects to receive the entire credit balance in cash). Any amount in a Participant’s Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant, except that any balance in such Recordkeeping Account resulting from the inability to purchase fractional shares shall be carried over to the immediately following Purchase Period unless the Participant elects to have such balance paid in cash.

10.2. A certificate for the number of shares of common stock purchased by all Participants in the Plan will be issued and delivered to him or her only upon request. Shares of common stock acquired by each Participant shall be held in a general securities brokerage account maintained for the benefit of all participants with an agent. The agent shall maintain individual sub accounts for each participant in such general account to which shall be allocated such participant’s shares of common stock.

11. Rights as a Stockholder.    A Participant shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until (i) he or she actually has paid the purchase price for such shares and (ii) certificates for such shares have been issued to him or her, both as provided in Section 10.

12. Rights Not Transferable.    A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

13. Administration of the Plan.    This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties.

14. Adjustment upon Changes in Capitalization.    In the event of any change in the Common Stock of the Company by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, may be adjusted appropriately by the Committee.

15. Registration of Certificates.    Stock certificates, if issued, will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company.

16. Amendment of Plan.    The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without stockholder approval on the same basis as required to originally approve the plan, no amendment will be made (i) to increase the number of shares to be reserved under this Plan, (ii) to decrease the minimum purchase price, or (iii) except as otherwise provided herein, to change the designation of corporations whose employees may be offered options under the Plan.

17. Effective Date of Plan.    This Plan shall be effective upon approval by the stockholders of the Company. The initial Purchase Period will commence on the date determined by the Board of Directors, but not before July 1, 1999. All rights of Participants in any offering hereunder shall terminate at the earlier of (i) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors. Upon termination of this Plan, shares of Common Stock shall be issued to Participants in accordance with Section 10, and cash, if any, remaining in the Participants’ Recordkeeping Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

18. Governmental Regulations and Listing.    All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the last day of the Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange or a national market system, covering the shares of Common Stock under the Plan upon official notice of issuance.

19. Miscellaneous.

19.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

19.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

19.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 2, 2007

10:00 a.m., Minneapolis Time

Hyatt Hotel

1300 Nicollet Mall

Minneapolis, Minnesota 55403

BUCA, Inc. 1300 Nicollet Mall Minneapolis, Minnesota 55403	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 2, 2007 and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Wallace B. Doolin and Richard G. Erstad, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of Shareholders to be held on May 2, 2007, and at any adjournment thereof, all shares of Common Stock of BUCA, Inc. registered in your name at the close of business on March 23, 2007.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2 and 3. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

See reverse for voting instructions.

COMPANY #

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Your telephone or internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon, Minneapolis time, on May 1, 2007.
•

You will be prompted to enter your three-digit Company Number (this number is located on the proxy card) and the last four digits of the U.S. Social Security Number or Tax Identification Number for this account.

•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/buca/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, seven days a week, until noon, Minneapolis time, on May 1, 2007.
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Please have your proxy card and the last four digits of your U.S. Social Security Number or Tax Identification Number in hand. If you do not have a U.S. Social Security Number or Tax Identification Number, please leave blank. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BUCA, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:	01 Paul J. Zepf	02 Wallace B. Doolin	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the amendments to the BUCA, Inc. Employee Stock Purchase Plan.	☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2007 fiscal year.	☐ For	☐ Against	☐ Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date , 2007

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include this title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.